Exhibit 99.1

Limoneira Closes Sale of 17-Acre Property to Limoneira Lewis Community Builders, LLC

Sale Generates $8 Million in Cash Proceeds Recognized in the Current Fiscal Fourth Quarter 2022

SANTA PAULA, Calif., October 26, 2022 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today announced it has closed the sale of its previously announced 17-acre property in Santa Paula, California to Limoneira Lewis Community Builders, LLC (“LLCB”) for $8 million in cash proceeds. LLCB is the Company’s 50%/50% real estate development joint venture with The Lewis Group of Companies (“Lewis”) to develop the Company’s East Area I real estate development project, referred to as Harvest at Limoneira. The 17-acre property is expected to be used by a new joint venture between LLCB and the Company to develop an additional 200 or more residential units within Harvest at Limoneira.

Harold Edwards, President and Chief Executive Officer, stated, "We are very pleased to have successfully closed this sale and continue to strengthen our partnership with Lewis and validate the value of our non-core holdings. This sale is in-line with our growth strategy to strategically sell off select non-core land assets that have increased in value over the years and we expect to announce similar sales in the near future. We continue to expect to receive approximately $95 million, including today’s announced sale, over the next five fiscal years from Harvest at Limoneira.”

Harvest at Limoneira is a well-balanced, comprehensively designed community providing a range of new housing options near the Pacific Ocean. Boasting scenic views, and close proximity to parks, hiking trails and popular retail destinations, this exceptional community continues to attract strong interest from new home buyers throughout Southern California.

About Limoneira Company

Limoneira Company, a 129-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 15,400 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investors:

John Mills

Managing Partner

ICR 646 277-1254

Forward-Looking Statements

This press release contains forward-looking statements, including guidance for fiscal years 2022 and beyond, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: additional impacts from the current COVID-19 pandemic, changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.